Exhibit-23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of AMCON Distributing Company on Form S-8, filed on September 7, 2000, of our reports dated January 7, 2005(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and intangibles assets in 2003) appearing in and incorporated by reference in this Annual Report on Form 10-K of AMCON Distributing Company and subsidiaries for the fiscal year ended September 24, 2004.


DELOITTE & TOUCHE LLP
Omaha, Nebraska

January 7, 2005